Exhibit 99.2

BULLDOG TECHNOLOGIES, EMS TECHNOLOGIES PARTNER TO OFFER SATELLITE SECURITY TO TRUCKING INDUSTRY

Wireless Security Systems To Aid In The Prevention Of Cargo Theft

Richmond, British Columbia, Canada - February 18, 2004 - Bulldog Technologies, Inc. (Nasdaq: OTCBB: BLLD) and EMS Technologies, Inc. are announcing today, the signing of the distributorship agreement. Bulldog will resell the EMS Packet Data Terminal (PDT-100) as part of an end-to-end total cargo security, tracking and messaging application. This agreement represents further incorporation of EMS PDT-100 into Bulldog's line of cargo security products.

The Bulldog Road BOSS™ consists of a security unit that affixes to the locking rod of the trailer. The unit triggers an alarm if anyone tampers with the doors of the trailer. In the event of an alarm, the unit alerts the driver's pager within a range of 1.5 miles. Simultaneously, through the PDT-100 satellite terminal, the system also immediately alerts dispatch of the situation. If the vehicle is stolen, dispatch could follow the location and heading of the vehicle via the PDT-100 on the truck. "This continues to demonstrate our close relations with EMS Technologies, and further expands our product offering to the transportation and security market," said John Cockburn President and CEO of Bulldog Technologies. "This complete system will allow Bulldog to offer remote security for trailers and containers anywhere and it will provide the solid security solution for any transportation company that needs to ensure the integrity of the shipment from the factory to final destination."

The Road BOSS™ cargo security products are now in full production. The initial production run of two hundred fifty units was limited to the Company's RB-200 Road BOSS™ model, a portable external double-attachment unit, designed to secure a container/tractor trailer while in transit. This product is configured for use with the PDT-100 or stand-alone pager.

The PDT-100 operates over the MSV MSAT satellite network, which offers coverage over North and Central America, extending down to Northern South America. The near real-time communications possible with the EMS PDT-100 is a key feature of the system. This near real-time capability allows trucks to do two-way messaging, provides dispatchers with the ability to manage the fleet, and helps ensure the safety of drivers because they are always in touch. The ubiquitous coverage offered by a satellite solution means cargo is always protected, even in areas not covered by traditional communications technologies.

Darrel Huskey, International Sales Manager - Land Mobile Products for EMS Technologies, stated "The integration of the EMS PDT-100 with Bulldog Technologies' security products represents a logical extension of the AVL (Automatic-Vehicle-Location) messaging and dispatch-coordination applications already in existence for the versatile PDT product. EMS is pleased with the sustained and consistent growth of Bulldog Technologies. The company has evolved into a value added role and essential marketing partner".

About EMS Technologies, Inc.

EMS Technologies, Inc. is a leading provider of technology solutions to wireless and satellite markets. EMS focuses on mobile information users, and increasingly on broadband applications. EMS is headquartered in Atlanta, employs approximately 1,700 people worldwide, and has manufacturing facilities in Atlanta, Montreal, Ottawa and Brazil.

The SATCOM Division of EMS, based in Ottawa, Canada, is part of EMS Technologies Canada, Ltd. This division specializes in the design and development of satellite-based terminals and antennas for the aeronautical and land-mobile markets, and is a leader in the development and supply of high-speed data communications equipment for the supply of e-mail and Internet capability to the aircraft cabin. The Emergency Management Products Group provides products and services to search and rescue agencies around the world.

For more information, visit EMS on the World Wide Web at www.ems-t.com.

About Bulldog Technologies Inc.

Bulldog Technologies Inc. is a provider of wireless security systems for the cargo transportation industry. Bulldog has developed the Road BOSS™ (Bulldog Online Security System) for cargo transported in trailers, delivery trucks/vans, and sea containers, and the Yard BOSS™ for cargo stored in yards.

For further information, visit Bulldog on the World Wide Web at www.bulldog-tech.com